UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2015

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On November 30, 2015, Brooks Automation, Inc. (“Brooks”) completed its previously announced acquisition of BioStorage Technologies, Inc. (“BioStorage”), a leading, global provider of comprehensive sample management programs and integrated cold chain solutions for the biosciences industry. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated November 5, 2015, by and among Brooks, BioStorage, Colt Acquisition Corp. and Shareholder Representative Services, LLC, as amended (the “Agreement”), Brooks paid a total cash purchase price at closing of approximately $128 million, net of cash acquired, which is subject to adjustment based on the final determination of working capital and other items as of the closing.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
2.1*    Agreement and Plan of Merger dated November 5, 2015 by and among Brooks Automation, Inc., BioStorage Technologies, Inc., Colt Acquisition Corp. and Shareholder Representative Services, LLC, as amended

* Note: As permitted by Item 601(b)(2) of Regulation S-K, certain schedules/exhibits to the agreement have not been filed herewith. Brooks Automation, Inc. will furnish supplementally a copy of any omitted schedule/exhibit to the Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: December 4, 2015	Jason W. Joseph Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
2.1*	Agreement and Plan of Merger dated November 5, 2015 by and among Brooks Automation, Inc., BioStorage Technologies, Inc., Colt Acquisition Corp. and Shareholder Representative Services, LLC, as amended

* Note: As permitted by Item 601(b)(2) of Regulation S-K, certain schedules/exhibits to the agreement have not been filed herewith. Brooks Automation, Inc. will furnish supplementally a copy of any omitted schedule/exhibit to the Commission upon request.